EMPLOYMENT AGREEMENT

                          CARR-GOTTSTEIN FOODS CO.
                            LAWRENCE H. HAYWARD

     This Employment Agreement ("Agreement") is made as of August 7, 1996 by and between CARR-GOTTSTEIN FOODS CO., a Delaware corporation, ("CGF") and LAWRENCE H. HAYWARD.

                                  Recitals
                                  --------

     A. CGF is a corporation organized under the laws of Delaware. It is engaged in the business of marketing food and drug products.

     B. CGF desires to employ Mr. Hayward as President and Chief Executive Officer of CGF to manage the business and affairs of CGF. Mr. Hayward desires to be so employed and act in such capacities.


Accordingly, the parties agree as follows:

1. Employment - CGF will employ Mr. Hayward, and Mr. Hayward will be employed by CGF, as the President and Chief Executive Officer of CGF. Mr. Hayward shall assume that position on August 10, 1996. Mr. Hayward shall serve at the will of the Board of Directors. Mr. Hayward shall be accorded the authority by the Board of Directors commensurate with his position as Chief Executive Officer of CGF, and he shall make a good faith effort act in the best interests of CGF and perform those duties reasonably assigned to him by the Board of Directors. Mr. Hayward will devote himself full-time to the interests of CGF and shall not accept other employment, including service as a consultant or director of any other business or organization, except volunteer service for local charitable organizations which service does not materially interfere with his work at CGF.

2. Location of Employment - Mr. Hayward's principal place of employment shall be at the executive offices of CGF in Anchorage, Alaska or at such other location as mutually agreed upon by the parties.

3. Compensation

     a. Salary - CGF shall pay Mr. Hayward a salary at the annual rate of $325,000, less normal withholdings, for each calendar year, pro-rated for any portion thereof, payable in substantially equal installments in accordance with CGF's usual payroll practice, but in no event less frequently than monthly.

Employment Contract
Lawrence Hayward
Page 2 of 5


     b. Bonus - Mr. Hayward shall participate in the Bonus Plan for the most senior executives of CGF, subject to the following. Mr. Hayward shall be eligible for an annual bonus of up to 60% of his annual salary, depending upon the financial performance of CGF. Mr. Hayward shall be guaranteed a bonus for fiscal year 1996 of no less than $50,000.

     c. Stock Options

          i) Mr. Hayward currently holds options to purchase up to 100,000 shares of CGF common stock. The purchase price of 65,000 of these shares is $2.88. The purchase price of 35,000 of these shares is $5.25. As of the date of this Agreement, the purchase price of the $5.25 shares shall be reduced to $3.62, which is the closing market price of such common stock on the NYSE as of this date.

          ii) Effective this date, CGF shall award Mr. Hayward an option to purchase up to 28,000 shares of CGF common stock at a purchase price of $3.62. The option shall vest immediately, but any stock purchased pursuant to such option may not be sold or transferred by Mr. Hayward for six months from the option award date.

          iii) CGF shall award Mr. Hayward an option to purchase up to 172,000 shares of CGF common stock at a purchase price of $3.62

     d. Other Benefits - Mr. Hayward shall receive other benefits such as vacation, personal and sick leave, insurance and other benefits consistent with the then-current policies of CGF and equal to those benefits extended to the most senior executives of CGF. Mr. Hayward will be provided with office facilities, secretarial support, and business expense reimbursement consistent with the policies of CGF with respect to its most senior executives.

     e. Travel - CGF shall provide Mr. Hayward with a non-business travel allowance of up to $15,000 each fiscal year, which travel allowance may be utilized at Mr. Hayward's discretion. There shall be no carryover or accumulation of this benefit from year to year.

     f. Severance - If Mr. Hayward's employment is terminated for any reason other than Just Cause, CGF shall continue to pay him an amount equal to his then-current salary, less normal withholdings, at intervals equal to the salary payments being received by the other most senior executives of the Company. Such payments shall continue through July 31, 1999 or the twelve-month period following the termination, whichever is longer; provided, however, that if Mr. Hayward becomes an employee, consultant, or

Employment Contract
Lawrence Hayward
Page 3 of 5


partner of a company or business entity that directly competes with CGF after the expiration of the waiting period described in section 10 below, any severance payments will end as of the date such relationship between Mr. Hayward and the competing entity effectively commences. For the purpose of this section, a termination for "Just Cause" shall mean a termination of employment for any of the following reasons: (i) an intentional or grossly negligent violation of any reasonable rule or regulation of the Board of Directors of the Company that results in damage to the Company or which, after notice to do so, the actor fails to correct within a reasonable time;
(ii) any willful misconduct or gross negligence in the responsibilities assigned to the actor; (iii) any wrongful or illegal conduct of the actor which has an adverse impact on the Company or which constitutes a material misappropriation of Company assets; or (iv) the performance of services for any other company, entity, or person which directly competes with the Company during the time the actor is employed by the Company, without the written approval of the Board of Directors of the Company.

     g. Relocation - In the event CGF terminates Mr. Hayward's employment prior to July 31, 1999 for any reason other than Just Cause, as defined above, CGF shall pay the reasonable cost, not to exceed $25,000, of moving Mr. Hayward's household possessions to a destination of Mr. Hayward's choice in or about the Pacific Northwest region of the mainland United States. For the purposes of this agreement, "household possessions" shall include a reasonable and ordinary amount of furniture, clothing, and personal property used in a single family household, including up to two automobiles. CGF shall not be responsible for premiums associated with the shipment of extraordinary items such as fine art or animals.

4. Representation of Mr. Hayward - Mr. Hayward represents and warrants that execution or delivery of this Agreement, nor his performance hereunder will conflict with, or result in a breach of, any obligation, contract, agreement, covenant or instrument to which he is a party or prospectively a party.

5. Dispute Resolution - This Agreement shall be interpreted according to Alaska law. Any disputes arising out of or relating to this Agreement shall be settled by arbitration held in Anchorage, Alaska in accordance with the Commercial Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

6. Entire Agreement / Modifications - This document constitutes the entire agreement of the parties with respect to Mr. Hayward's employment with CGF. It supersedes any prior agreement, statement or representation. It may be modified only by written instrument executed by the party against which the modification is asserted. Failure to require performance of any provision shall not affect the right at a later time to enforce the same.

Employment Contract
Lawrence Hayward
Page 4 of 5


No waiver by either party of a breach , whether by conduct or otherwise, shall be construed as a further or continuing waiver of any such breach.

7. Severability - Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability with invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall no invalidate or render unenforceable such provision in any other jurisdiction.

8. Survivability - The rights and obligations of the parties of the parties to this Agreement under Sections 3(f), 4, 5, 9, and 10 shall survive the termination of this Agreement.

9. Assignability

     a) In the event CGF shall merge or consolidate with any other partnership, limited liability company, corporation, or business entity or all or substantially all CGF's business or assets shall be transferred in any manner to any other partnership, limited liability company, corporation or business entity, such successor shall thereupon succeed to, and be subject to, all rights, interests, duties, obligations of, and shall thereafter be deemed for all purposes hereof to be, CGF hereunder.

     b) This Agreement is personal in nature and none of the parties hereto shall, without the written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder, except by operation of law or pursuant to the terms of section 10(a) above.

     c) Nothing expressed or implied herein is intended or shall be construed to confer upon or give to any person, other than the parties hereto, any right, remedy or claim under or by reason of this Agreement or of any term, covenant or condition hereof.

10. Non-competition - The parties recognize that Mr. Hayward will have access to trade secrets and proprietary information of the Company, and they recognize that should such information be revealed to a competitor, the Company would be materially damaged in an amount difficult to calculate. Accordingly, Mr. Hayward agrees that for one (1) year after termination of his employment with the Company, regardless of the reason for such termination, he shall not accept employment with, become a contractor to, or perform any substantially similar role for any person or business entity that directly competes with the Company.

The parties hereto execute this Agreement as the day and year first written above.

Employment Contract
Lawrence Hayward
Page 5 of 5


CARR-GOTTSTEIN FOODS CO.                    LAWRENCE H. HAYWARD


     JOHN J. CAIRNS                         LAWRENCE H. HAYWARD
------------------------------              -----------------------------
By:  John J. Cairns
     Chairman of the Board of Directors